Exhibit 107.1
Calculation of Filing Fee Table

Form S-3
(Form Type)

Franklin Resources, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.10 per share	Rule 457(c)	31,557,117	$22.34	$704,985,994	.00014760	$104,056
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$704,985,994
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$104,056

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock issuable with respect to the shares being registered hereunder as a result of a stock split, stock dividend, recapitalization or other similar event.

(2)	This registration registers the resale of 31,557,117 shares of outstanding shares of common stock of the Registrant held by the selling stockholder.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on June 28, 2024.